FILED PURSUANT TO RULE 424(b)(3)
                                 REGISTRATION NO. 333-28925
PRICING SUPPLEMENT NO. 82
DATED MAY 13, 1999 TO
PROSPECTUS DATED JULY 2, 1997
AND PROSPECTUS SUPPLEMENT DATED AUGUST 5, 1997


           AMERICAN GENERAL FINANCE CORPORATION
                MEDIUM-TERM NOTES, SERIES E
-                     (FLOATING RATE)

        DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:   $50,000,000
Date of Issue:   May 18, 1999

Agent's Discount or Commission:   $0
Maturity Date:   May 20, 2002

Net Proceeds to Issuer:   $50,000,000
Initial Interest Rate:    To be determined on May 14, 1999


Form:   [ X ] Book-Entry   Cusip No.:   02635PPL1
        [   ] Certificated



Interest Reset Dates:  Each business
day for period, commencing May 18, 1999
Interest Reset Period:  Daily
Interest Payment Dates:  20th of
February, May, August, and November,
commencing August 20, 1999
Regular Record Dates:  15 calendar days
prior to each Interest Payment Date
Spread:   +0.41%
Spread Multiplier:   N/A
Maximum Interest Rate:   N/A
Minimum Interest Rate:   N/A
Index Maturity:   1 day
Optional Repayment Date(s):   N/A
Initial Redemption Date:   N/A
Initial Redemption Percentage:   N/A
Annual Redemption Percentage Reduction:   N/A

INTEREST RATE BASIS: (check one)
[     ]   CD Rate
[     ]   Commercial Paper Rate
[     ]   CMT Rate:
          Designated CMT Telerate Page: ____
             If Telerate Page 7052:
             [     ] Weekly Average
             [     ] Monthly Average
          Designated CMT Maturity Index:____
[     ]   Prime Rate
[     ]   LIBOR:
          [     ] LIBOR Reuters
          [     ] LIBOR Telerate
[     ]   Treasury Rate
[  X  ]   Federal Funds Rate
[     ]   Other ______________




Agent:   American General Securities Incorporated
Capacity:   [ X ] Agent
            [   ] Principal

If as Agent:   The Notes are being offered at a fixed initial
public offering price of 100% of Principal Amount.

If as Principal:

[   ]   The Notes are being offered at varying prices related
to prevailing market prices at the time of resale.

[   ]   The Notes are being offered at a fixed initial public
offering price of                    % of Principal Amount.


We are offering the Notes on a continuing basis through American General Securities Incorporated, Lehman Brothers, Merrill Lynch & Co., J.P. Morgan & Co. and Salomon Smith Barney, as agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase Notes. We may also accept offers to purchase Notes through other agents. See "Plan of Distribution of Notes" in the
accompanying Prospectus Supplement.    On December 23, 1998,
we increased to $1,450,000,000 from $1,000,000,000 the
aggregate principal amount of Medium-Term Notes, Series E authorized to be issued by the Company. To date, including the Notes described by this Pricing Supplement, we have accepted $1,104,492,000 aggregate principal amount of offers to purchase Notes.



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Notes or determined if the Prospectus, the Prospectus Supplement or this Pricing Supplement is truthful or complete. Any representation to the contrary is a criminal offense.